Eclipsys Announces Sale of CPM Resource Center to Elsevier

— Eclipsys to Focus on ‘Smart Integration’ of More Embedded Evidence-Based Content and
Workflows —

Atlanta, GA — December 20, 2007 — Eclipsys Corporation® (NASDAQ:ECLP), The Outcomes Company®, today announced that as part of its strategy to expand and enhance content integration in Sunrise Knowledge-Based Charting™ and its other Sunrise Clinical Manager™ integrated solutions the company has sold its Clinical Practice Model Resource Center (CPM Resource Center, or CPMRC) business to Elsevier. Headquartered in Grand Rapids, Michigan, CPM Resource Center is a provider of evidence-based clinical content and professional services designed to help transform healthcare. The transaction is effective immediately.

Elsevier, based in The Netherlands, is a world-leading publisher of scientific, technical and health information products and services. The sale to Elsevier enables Eclipsys to focus on expanding the integration of multiple sources of different kinds of content into its solutions, while letting publishers such as Elsevier leverage their expertise in researching, maintaining and distributing the content.

Eclipsys to Focus on ‘Smart Integration’ of More Embedded Evidence-based Content and Workflows
After years of working together in a collaborative relationship, Eclipsys acquired CPM Resource Center in early 2004 to help address an identified market need for solutions that present accepted industry practices and evidence-based content to clinicians in a user-friendly, patient-oriented electronic format that is integrated into care delivery workflows. Out of that commitment to providing knowledge-support tools came Sunrise Knowledge-Based Charting, Eclipsys’ interdisciplinary clinical documentation software that is an integrated module of the Sunrise Clinical Manager enterprise solution.

“We are committed to advancing Knowledge-Based Charting and other Eclipsys solutions that harness the power of evidence-based content,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “We will now focus even more strongly on the continued development of our tools that integrate clinical content and workflow practices into our software and processes to deliver easy-to-use solutions that help clinicians improve patient-care outcomes. We feel that CPM Resource Center’s professionals can provide expanded value to our clients and others as part of the larger Elsevier team.”

Recent Release of Knowledge-Based Charting Includes 50 Percent More Content
Eclipsys recently released the latest version of Sunrise Knowledge-Based Charting, with integrated content from CPM Resource Center. The new release has 50-percent more clinical content, evidence-based updates to existing content, and various workflow and usability redesigns based on client feedback. Going forward, the clinical content embedded within Knowledge-Based Charting will continue to be enhanced through an ongoing strategic partnership between Eclipsys and Elsevier. “In some ways, this is a return to the collaborative strategic alliance that Eclipsys and CPM Resource Center had in place before we acquired the company,” Eckert said.

“Elsevier is committed to helping our healthcare customers improve outcomes in the high priority area of patient care and safety,” said Brian Nairn, chief executive officer of Elsevier Health Sciences. “To achieve measurable improvements, healthcare organizations need accurate, evidence-based content that can be used by nurses and all care team members to improve decision making, reduce care variability, and support care documentation. We are excited that CPM Resource Center is joining Elsevier and we look forward to building on our relationship with Eclipsys.”

Transaction Details
The sale of the CPM Resource Center business to Elsevier closed on December 20, 2007. The business sold includes CPM Resource Center’s proprietary clinical practice guidelines and related intellectual property, and the basic purchase price is approximately $25 million cash, with additional amounts potentially payable to Eclipsys in the future based upon ongoing business between Eclipsys and Elsevier. Eclipsys employees involved in the CPM Resource Center business are joining Elsevier as a result of the transaction. Eclipsys will continue to include CPM Resource Center content in its Sunrise Knowledge-Based Charting solution, in exchange for license fees payable to Elsevier. In addition, Elsevier will take over responsibility for maintenance and consulting services related to the CPM Resource Center content, so Eclipsys clients will have continuity in their relationships with the CPM Resource Center professionals who perform those services.

About Eclipsys

Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and access management software, clinical content and professional services that help healthcare organizations improve clinical, financial, operational and client satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements in this news release concerning content integration, future development and use of CPMRC content, and future business between Eclipsys and Elsevier are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. Eclipsys solutions may take longer or cost more to develop than anticipated and may not meet market needs or be competitive. The future relationship between Eclipsys and Elsevier is contractual and may not deliver the results anticipated for either party. More information about company risks is available in recent Form 10-K and other filings made by Eclipsys from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Eclipsys Corporation and The Outcomes Company are registered trademarks of Eclipsys Corporation. Sunrise Clinical Manager and Sunrise Knowledge-Based Charting are trademarks of Eclipsys Corporation. Other product and company names in this news release are trademarks and/or registered trademarks of their respective companies.

Eclipsys:		Elsevier:
Jason Cigarran Director of Investor & Media Relations (media) (561) 322-4355 jason.cigarran@eclipsys.com	Robert J. Colletti Chief Financial Officer (investors) (561) 322-4655 investor.relations@eclipsys.com	Tom Reller Director of Corporate Relations (212) 462-1912 T.Reller@Elsevier.com